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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 4)*


                             QUILMES INDUSTRIAL SA
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                                (Name of Issuer)


                                   SP ADR CL B
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                         (Title of Class of Securities)


                                    748384207
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                                 (CUSIP Number)


                               December 31, 2002
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             (Date of Event Which Requires Filing of This Statement)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:(1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and(2)has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class)(See Rule 13d-7)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
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CUSIP NO.    748384207             SCHEDULE 13G            PAGE  2  OF  5  PAGES
                                                                ---    ---
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GENESIS ASSET MANAGERS INTERNATIONAL LIMITED
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

   A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF THE UNITED KINGDOM
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                               5.     SOLE VOTING POWER

                                      1,560,229 (See Item 6)
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             2,112,529 (See Item 6)
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER


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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,112,529
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  9.7%
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12.               TYPE OF REPORTING PERSON*

                  Investment Adviser
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CUSIP NO.    748384207            SCHEDULE 13G            PAGE  3  OF  5  PAGES
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ITEM 1.

      (a) Name of Issuer:  Quilmes Industrial SA
                           ---------------------

      (b) Address of Issuer's Principal Executive Offices:

          84 Grand Rue
          L-1660 Luxembourg
          Luxembourg

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:
                    (a) Genesis Asset Managers International Limited ("GAMIL")
                    (b) 21 Knightsbridge
                        London SW1X7LY
                        United Kingdom
                    (c) United Kingdom


(d) Title of Class of Securities: SP ADR CL B
                                  -----------
(e) CUSIP Number:   748384207
                    ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
  (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
  (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
            Act.
  (d) [_] Investment company registered under Section 8 of the Investment Company Act.
  (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
  (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 240.13d-1(c), check this box [ ].

CUSIP NO.    748384207            SCHEDULE 13G            PAGE  4  OF  5  PAGES
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ITEM 4.   OWNERSHIP

As of December 31, 2002

      (a) Amount Beneficially Owned:  2,112,529
                                    --------------------------------------------
      (b) Percent of Class:  9.74%
                           -----------------------------------------------------

      (c) Number of shares as to which such person has: (See ITEM 6 Below)
                                                       -------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      GAMIL, a registered investment adviser, exercises investment discretion over securities as to which a Form 13G was filed by Genesis Asset Managers Limited. The Form 13G filed by Genesis Asset Managers Limited included a report on behalf of Genesis Asset Managers International Limited.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable



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CUSIP NO.    748384207            SCHEDULE 13G            PAGE  5  OF  5  PAGES
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ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.



Dated February 14, 2003


Genesis Asset Managers International Limited


By:/s/ Jeremy D. Paulson-Ellis
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Name: Jeremy D. Paulson-Ellis
Title: Director